OPTION AGREEMENT

--Agreement # A-2017-0145

THIS OPTION AGREEMENT ("Agreement") dated as of September 27,  2017 ("Effective Date") is entered into by Trustees of Dartmouth College, hereinafter referred to as "Dartmouth", a non-profit educational and research institution with an address at 11 Rope Ferry Road, Hanover, NH 03755, and Qrons Inc. a Wyoming corporation with its principal address at 777 Brickell Avenue, Suite 500, Miami, Florida 33139 (hereinafter referred to as "Company"), the signatories to this Agreement collectively referred to as the "Parties" and individually as a "Party" hereto.

RECITALS

A.	WHEREAS, Dartmouth is the owner of certain patents and/or copyrights listed in Exhibit A ("Intellectual Property"); and,

B.	WHEREAS, Dartmouth has determined that the exploitation of the Intellectual Property is in the best interest of Dartmouth and is consistent with its educational and research missions and goals; and,

C.	WHEREAS, Dartmouth and Company recognize that further research is required to develop the Intellectual Property; and,

WHEREAS, Company desires a period of time in which to evaluate the Intellectual Property, potential products, and markets therefor, and in which to elect to negotiate a license agreement.

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Company and Dartmouth agree as follows:

SECTION 1	Option Grant and Consideration

1.1
Dartmouth hereby grants to Company an exclusive option to negotiate as further described in Section 2 below, a worldwide, royalty‑bearing, exclusive license under the Intellectual Property in the following Field of Use: human and animal health (hereinafter the "Option Rights"). Such exclusive license would be sublicensable (without further rights of sublicense) by Company at Company's discretion.  The terms of this exclusive license will be mutually negotiated and agreed to by the Parties.  During the Option Period (defined below), Company shall have the right to evaluate the Intellectual Property by practicing the technologies claimed therein for research purposes only in said Field of Use and as further delineated in Sections 1.3 and 2 below.

1.2
In consideration of the Option Rights herein granted to Company by Dartmouth and as an indication of serious intent, Company shall pay an Option Fee of $* payable upon execution of this Agreement. Dartmouth may terminate this Agreement if this condition is not met.

1.3
In further consideration for the Option Rights granted to Company under this Section 1, Company agrees to deploy all commercially reasonable resources necessary to evaluate the Intellectual Property, potential products, and markets therefor.  Without limiting the generality of the foregoing, Company shall meet the following milestones in connection with research and development of the Intellectual Property:

1.	Company shall provide on no less than a quarterly basis written updates to Dartmouth and Professor Ke summarizing the results of Company's evaluation and plans for additional work.

2.	Upon exercise of Company's Option Rights pursuant to Section 2.3 below, Company shall provide Dartmouth with a commercialization plan for Dartmouth's Intellectual Property.

SECTION 2	Option Period and Exercise

2.1	The Option Period shall commence as of the Effective Date and expire 12 months thereafter, unless sooner terminated pursuant to Section 2.3, below ("Option Period").

2.2	The Parties may mutually agree to extend the Option Period, by executing a writing to that effect.

2.3
At any time prior to the expiration of the Option Period, Company may exercise its Option Rights to negotiate a license agreement by providing written notice to Dartmouth, whereupon the Parties shall promptly and in good faith endeavor to negotiate an exclusive license agreement in the Field of Use with respect to the Intellectual Property, which exclusive license agreement is intended to set forth commercially reasonable terms and conditions satisfactory to both Parties, but consistent with Section 2.4 below.  However, all negotiation rights under this Section shall expire upon the earlier to occur of the expiration or termination of this Agreement.

2.4	The license agreement to be negotiated in good faith shall incorporate terms that include fixing the initial license payment by the Company to Dartmouth at $*, with subsequent annual renewal payments of $*, non-royalty-based sublicense income payments, and royalty payments ranging from *% to *% of product sales by the Company, its affiliates and sublicensees, in those products incorporating the Intellectual Property.

SECTION 3	Termination

3.1	This Agreement shall be terminated prior to the expiration of its term:

a)	Upon mutual written agreement of the Parties;

b)	If Company shall become bankrupt or insolvent and/or if Company shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Company or otherwise;

c)
Upon forty-five (45) days written notice if either party shall breach or default on any obligation under this Agreement; provided such termination may be avoided if before the end of such period the breaching party notifies the non-breaching party that such breach has been cured and states the manner of such cure to the reasonable satisfaction of the non-breaching party;

d)
Upon forty-five (45) days written notice to Company if Company fails to comply with Section 1.3, provided that such termination may be avoided if before the end of such period Company is able to demonstrate to the reasonable satisfaction of Dartmouth that Company is making reasonable progress toward satisfying Section 1.3; or

e)
In the event Company exercises the Option Rights pursuant to Section 2 above, upon the earlier to occur of (i) execution of a license agreement granting rights to Company under any of the Intellectual Property, or (ii) mutually agreed termination of negotiating for an exclusive license agreement.

Upon termination under this Section 3.1, Company shall have sixty (60) days to complete any research in progress that makes use of the Intellectual Property.

SECTION 4	Intellectual Property Protection

4.1
During the Option Period, Company shall be responsible and liable for the reasonable fees and expenses related to the filing and prosecution of patents to protect the Intellectual Property.  Company and Dartmouth will cooperate in good faith to determine the appropriate timing and scope of any such Intellectual Property protection efforts; provided, however, that Dartmouth shall retain final decision-making authority pertaining to Dartmouth's Intellectual Property including the selection of patent counsel.  Company shall reimburse such fees and expenses within thirty (30) days of invoicing by Dartmouth, provided that total expenses during the option period in excess of $15,000 shall require the preapproval of Company.

SECTION 5	Disclaimer of Warranties; Liability Limitation; Indemnification

5.1
Disclaimer of Warranties.  Notwithstanding anything in this Agreement to the contrary, Dartmouth makes no representations or warranties of any kind, express or implied, concerning the Intellectual Property, including, but not limited to, representations and warranties as to non‑infringement, merchantability and fitness for any particular purpose.

5.2
Liability Limitation.  In no event shall either Party be liable for any incidental, direct, indirect, consequential, special or other economic damages, such as loss of anticipated business or profits, suffered in connection with this Agreement or the Intellectual Property, including, but not limited to, any use thereof by Company.

5.3
Indemnification.  Notwithstanding anything in this Agreement to the contrary, Company shall indemnify, hold harmless and defend Dartmouth (including, but not limited to, its trustees, officers, employees, agents and representatives) for, from and against any and all demands, claims, causes of action, damages, losses, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees and court costs) of any nature whatsoever (including, but not limited to any property damage or loss, bodily injury or death, patent or copyright infringement, or product liability or defect) directly or indirectly arising as a result of or in connection with Company's, including its employees, agents and representatives: (i) breach of this Agreement, (ii) intentional or negligent acts or omissions, or (iii) use of the Intellectual Property, whether arising at law or in equity, and whether under contract, tort or strict liability principles.  Company's defense obligations hereunder shall be with attorneys approved by Dartmouth, which approval shall not be unreasonably withheld.

5.4	The provisions of this Section 5 shall survive any expiration or termination of the Option Period for this Agreement.

SECTION 6	Confidentiality

6.1
The Parties agree to maintain in confidence and not to disclose to any third party any Confidential Information received pursuant to this Agreement.  The Parties agree to ensure that its employees and legal counsel have access to Confidential Information only on a need-to-know basis and that they are obligated in writing to abide by their obligations hereunder.  The foregoing obligation shall not apply to:

a)
Information that is known to either Party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the other Party upon receipt of the Confidential Information;

b)	Information disclosed to either Party by a third party that has a right to make such disclosure;
c)
Information that is independently developed by either Party's employees not having access to or knowledge of Confidential Information, in each case, to the extent evidenced by written records disclosed to the other Party;

d)	Information that becomes patented, published, or otherwise part of the public domain as a result of acts by either Party or a third person obtaining such information as a matter of right;
e)
Information that is required to be disclosed by order of a United States governmental authority or a court of competent jurisdiction, provided that either Party shall use its best efforts to obtain confidential treatment of such information by the agency or court.

6.2	Neither Party shall be obligated to accept or protect any Confidential Information from the other Party unless provided for in a separate agreement between the Parties.

6.3
The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release either Party from its obligation of confidentiality hereunder.

SECTION 7	Notices and Payment Instructions

7.1
Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile with confirmation or electronic transmission with confirmation, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the other Party as follows (or as changed by written notice pursuant to this Section 7):

If for Dartmouth:

Dartmouth Technology Transfer
11 Rope Ferry Road #6210
Hanover, NH 03755-1404
Attn:  Nila Bhakuni, Director
Phone:(603) 646-1418
Fax:(603) 646-3670
Email: Nila.D.Bhakuni@Dartmouth.edu

If for Company:

Qrons Inc.
c/o Jonah Meer
50 Battery Pl, #7F
New York, NY 10280
Phone:(786)-620-2140
Fax:(508)-629-0074
Email:  jmeer@qrons.com

Either party may change its official address upon written notice to the other party.

7.2
All fees, reimbursements, and other payments due to Dartmouth under this Agreement shall be paid in United States dollars and all checks shall be made payable to "Trustees of Dartmouth College," referencing Dartmouth's taxpayer identification number, 02-0222111, and sent to Dartmouth according to Section 7.1, OR by electronic transfer as follows:

Wire to:

Bank Name:Bank of America
Bank Address:63 South Main Street, Hanover, NH  03755

Name on Account: Dartmouth College
Beneficiary on Account: Trustees of Dartmouth College
Account Number: *

WIRE Routing Number: 0260-0959-3
or Swift Code (if foreign): BOFAUS3N

Reference: Nila Bhakuni, Technology Transfer Office, Agreement # A-2017-0145

SECTION 8	Additional Provisions

8.1
Legal Compliance.  Company shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, use, import or export of the Intellectual Property or technologies included therein.  Without limiting the foregoing, it is understood that Intellectual Property and the technologies included therein may be subject to United States export laws and regulations.  The transfer of certain technical data and commodities may require approval or a license from an agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency.  Dartmouth neither represents that such governmental approval or license is not required nor that, if required, such approval or license will issue.

8.2
Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect.  Each Party represents and warrants to the other Party that (i) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

8.3
Entire Agreement; Further Assurances.  This Agreement, including Exhibit A attached hereto, constitutes the entire agreement between the Parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof.  Each Party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other Party to effectuate the purposes of this Agreement.

8.4
No Assignment; No Amendment; No Waiver.  This Agreement (i) may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and (ii) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving Party.  The failure or delay by either Party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such Party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

8.5
Force Majeure; Remedies Cumulative In the event either Party's performance under this Agreement is in any way prevented or delayed as a result of causes or conditions (other than financial incapacity to pay) beyond such Party's reasonable control, such Party shall be excused temporarily without liability with respect to such performance or nonperformance; provided, however, that such Party must diligently pursue reasonable and appropriate actions to remedy such cause or condition.  The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

8.6
Resolution of Disputes.  In the event of any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party and upon the written request of either Party, each of the Parties will appoint a designated representative to attempt to resolve such dispute or disagreement.  The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings.  The specific format of such discussion shall be left to the discretion of the designated representatives.  No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either Party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other Party).

8.7
Governing Law; Venue and Consent to Jurisdiction.  This Agreement, and all disputes arising in connection with this Agreement and the subject matter herein, will be governed by and construed in accordance with the laws of the State of New Hampshire, without giving effect to its conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Company agrees that it shall not bring any suit against Dartmouth, its trustees, officers, employees or agents with respect to this Agreement in any court other than a court of the State of New Hampshire in Grafton County or the United States Federal District Court for the State of New Hampshire in Concord, NH. Company consents to the jurisdiction of such courts in the event that Dartmouth shall bring any suit against Company with respect to this Agreement and Company expressly waives all claims and defenses of Forum Non Conveniens or inappropriate venue.

8.8
Severability.  In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extend practical, be deemed valid and enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

8.9
Construction of Agreement.  The Parties hereto acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.  This Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

8.10
Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any Entity, other than the Parties hereto and their successors and permitted assigns.

8.11
Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or electronically via PDF), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.12
Disclosures. The Company shall be able to disclose the existence of this Agreement in its public filings and disclosures, on its website and in its presentations to investors and the scientific community. The Company will provide no less than seven (7) days advance written notice to Dartmouth of intended written disclosures (subject to shorter legally mandated time restrictions), to provide Dartmouth with ample time to reasonably object or modify the disclosures.

[Signature page follows.]

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

TRUSTEES OF DARTMOUTH COLLEGE Signature: /s/Nila Bhakuni Nila Bhakuni Director Technology Transfer	Qrons Inc. Signature: /s/ Jonah Meer Jonah Meer Chief Executive Officer

Exhibit A

Dartmouth Intellectual Property

I.     Dartmouth Patent(s) and patent applications

1.
The technology described in Dartmouth Invention 2017-1061 titled "Mechanically Interlocked Molecules-based Materials for 3D Printing" by Chenfeng Ke and Qianming Lin as disclosed to Dartmouth on May 10, 2017 and the following filings:

A)	US patent application to be filed shortly after execution of this Agreement

On an "as is" basis as of the Effective Date.